Exhibit 99.1

                                  NEWS RELEASE

ePHONE Appoints Carmine Taglialatela, Jr. as President
         -Former MCI Director to Lead Company's Global Growth-

HERNDON, Va. - April 3, 2001 - ePhone Telecom, Inc. (OTCBB: EPHO) a global Internet telephony services carrier for businesses and individuals, today announced the appointment of Carmine Taglialatela Jr. as President and Chief Operating Officer, effective April 1, 2001. Robert G. Clarke will remain as Chief Executive Officer and Chairman of the Board.

In making this announcement, Robert G. Clarke, Chairman of the Board, expressed the unanimous support of the Directors for this appointment. "Carmine Taglialatela is a proven international telecommunications leader," said Mr.
Clarke. "He brings to the leadership of ePHONE a solid track record in administration and management, extensive operational experience and a reputation for nurturing successful business partnerships. He has knowledge of international regulatory environments and substantial experience in the development and execution of strategy on behalf of major telecom carriers to enter foreign markets."

Prior to joining ePHONE, Mr. Taglialatela was President and Chief Operating Officer of TELRON Communications, responsible for the day-to-day operations of the Company and the development of service offerings and expansion of services into new markets. Mr. Taglialatela has also held executive Vice President positions at TELRON and CompassRose International Inc. Between 1989-1997 he was Director International Public Policy and Regulatory Affairs at MCI Telecommunications Corporation where he developed and implemented MCI's regulatory and business strategy for access to international markets and was a member of an expansion team devoted to expanding MCI's presence in the global market.

At ePHONE, Mr. Taglialatela will be responsible for the day-to-day operations of the company and will play a key role in establishing new business partnerships for ePHONE.

About ePHONE Telecom

EPHONE Telecom is a global Internet telephony services carrier for businesses and individuals. EPHONE enables long distance calling at local pricing via access devices that connect customers to ePHONE's network built on its award winning Internet Protocol (IP) technology. Customer's use existing telephone equipment-and no access numbers of pass codes - to make voice, fax and other innovative communications calls to reach any phone anywhere in the world. For more information about ePHONE Telecom, please visit www.ephonetelecom.com.

Investor Relations Contacts:
Philip Williams and Flora Wood
Alphus Inc.
1-866-825-3405
info@ephonetelecom.com